Exhibit 10.12

Executive Officer Compensation

Base Salary

The following table sets forth the base salary for each named executive officer of Sanchez Midstream Partners GP LLC, the general partner of Sanchez Midstream Partners LP (the “Partnership”).  Each person is an employee of Sanchez Oil & Gas Corporation (“SOG”) and provides services to the Partnership, with the amounts listed being the portion of the salary allocated to the Partnership, effective as of January 1, 2018.

Sanchez Production Partners LP, Officer	Base Salary
Gerald F. Willinger Chief Executive Officer	$600,000
Charles C. Ward Chief Financial Officer & Secretary	$275,000
Patricio D. Sanchez President & Chief Operating Officer	$400,000

Other Benefits

SOG does not maintain a defined benefit pension plan for its employees because it believes that such plans primarily reward longevity rather than performance. SOG provides a basic benefits package generally to all employees, which includes a 401(k) plan, parking costs, and health, disability and life insurance.  In addition, SOG, in its discretion, may permit executive officers to utilize company-owned or chartered aircraft for personal use.  In its discretion, SOG and/or the board of directors of the Partnership’s general partner may award the named executive officers cash bonuses and/or equity compensation.